Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-4 (File No. 333-171386) of our report dated April 10, 2012, on our audit of the financial statements of Impel Management Services, L.L.C and The Medical Clinic of North Texas, P.A. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Dallas, Texas
April 20, 2012